Exhibit 3.1

THIRD CERTIFICATE OF AMENDMENT
OF
THE RESTATED CERTIFICATE OF INCORPORATION
OF
RIBBON COMMUNICATIONS INC.

(Pursuant to Section 242 of the General Corporation Law of the State of Delaware)

Ribbon Communications Inc., a Delaware corporation (hereinafter called the “Corporation”), does hereby certify as follows:

FIRST: The Board of Directors of the Corporation duly adopted resolutions, pursuant to Section 242 of the General Corporation Law of the State of Delaware (“DGCL”), setting forth a proposed amendment to the Restated Certificate of Incorporation, as amended, of the Corporation (the “Certificate of Incorporation”) and declaring said amendment to be advisable and in the best interests of the Corporation and its stockholders and asking for the amendment to be submitted to the stockholders of the Corporation for consideration thereof. The amendment is as follows:

The following paragraph hereby replaces the first paragraph of Article IV of the Certificate of Incorporation:

“The total number of shares of all classes of stock that the Corporation shall have the authority to issue is 400,000,000 shares, consisting solely of:

390,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”); and

10,000,000 shares of preferred stock, par value $0.01 per share (the “Preferred Stock”).”

SECOND: That the stockholders of the corporation have duly approved the foregoing amendment in accordance with the provisions of Section 242 of the DGCL.

THIRD: This Third Certificate of Amendment shall be effective at 5:00 p.m., Eastern Time, on May 29, 2025.

IN WITNESS WHEREOF, the Corporation has caused this Third Certificate of Amendment to be duly executed in its corporate name this 28th day of May, 2025.

Ribbon Communications Inc.

By:	/s/ Patrick Macken
	Name:	Patrick W. Macken
	Title:	Executive Vice President, Chief Legal Officer and Corporate Secretary